Exhibit 99.1

Jaguar Health Reports First Quarter 2025 Financials

The combined net Q1 2025 revenue of approximately $2.2 million for prescription and non-prescription products, including license revenue, decreased approximately 6% versus net Q1 2024 revenue of $2.4 million and 37% versus net Q4 2024 revenue of $3.5 million

Mytesi prescription volume increased by approximately 1.8% in Q1 2025 over Q1 2024 and decreased by approximately 13.5% in Q1 2025 over Q4 2024

REMINDER: Today Jaguar to host investor webcast at 4:15 p.m. Eastern regarding Q1 2025 financials and company updates; Click here to register

Proof-of-concept (POC) results show crofelemer reduced total parenteral nutrition in patients with rare orphan diseases microvillus inclusion disease (MVID) and short bowel syndrome with intestinal failure

(SBS-IF) by up to 27% and 12.5%—potential to modify disease progression in intestinal failure patients;

Click here to access replay of April 30, 2025 investor webcast about results; additional POC results expected throughout 2025 for MVID and SBS-IF

FDA meeting in Q2 2025 on statistically significant results of Phase 3 OnTarget trial of crofelemer in prespecified subgroup of patients with breast cancer

SAN FRANCISCO, CA / May 15, 2025 / Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”) today reported its consolidated first-quarter 2025 financial results.

2025 FIRST QUARTER COMPANY FINANCIAL RESULTS:

•

Net Prescription Products Revenue: The combined net revenue for the Company’s prescription products (Mytesi®, Gelclair®, and Canalevia®-CA1) was approximately $2.2 million in the first quarter of 2025, representing a decrease of approximately 37% over the combined net revenue in the fourth quarter of 2024, which totaled approximately $3.5 million, and a decrease of approximately 6% over the combined net revenue for the first quarter of 2024, which totaled approximately $2.4 million.

•

Mytesi Prescription Volume: Mytesi prescription volume increased by approximately 1.8% in the first quarter of 2025 over the first quarter of 2024 and decreased by approximately 13.5% in the first quarter of 2025 over the fourth quarter of 2024. Prescription volume differs from invoiced sales volume, which reflects, among other factors, varying buying patterns among specialty pharmacies in the closed network as they manage their inventory levels.

•

License Revenue: For the first quarter of 2025, the Company recognized license fees of $42,500 from a securities purchase agreement with a European partner, which was supported by a binding term sheet. This amount was consistently recorded in the fourth quarter of 2024 and none in the first quarter of 2024. As of March 31, 2025, the total deferred revenue associated with this contract amounts to approximately $0.7 million.

•	Neonorm™: Revenues for the non-prescription Neonorm products were minimal for the first quarters of 2025 and 2024.

Financial Highlights	Three Months Ending March 31,
(in thousands, except per share amounts)	2025	2024	$ change	% change
Net product revenue	$2,214	$2,351	(137)	-6%
Loss from operations	$(9,421)	$(8,215)	(1,206)	15%
Net loss attributable to common stockholders	$(10,465)	$(9,226)	(1,239)	13%
Net loss per share, basic and diluted	$(16.70)	$(87.12)	70	-81%

•

Cost of Product Revenue: Total cost of product revenue increased by approximately $0.1 million, from $0.4 million for the quarter ended March 31, 2024 compared to $0.5 million for the quarter ended March 31, 2025.

•

Research and Development: The R&D expense decreased by $0.6 million, from $4.3 million for the quarter ended March 31, 2024 compared to $3.7 million for the quarter ended March 31, 2025, primarily due to the conclusion of the Phase 3 OnTarget clinical trial, which reduced trial-related contract manufacturing services and regulatory activities.

•

Sales and Marketing: The Sales and Marketing expense increased by approximately $1.1 million, from $1.4 million for the quarter ended March 31, 2024 to $2.5 million during the same quarter in 2025. The increase in this expense was mostly due to expanded market access activities and the commercial launch of Gelclair.

•

General and Administrative: The G&A expense increased by approximately $0.5 million, from $4.4 million for the quarter ended March 31, 2024 to $4.9 million during the same quarter in 2025, largely due to increased legal expenses.

•	Loss from Operations: Loss from operations increased by $1.2 million, from $8.2 million in the quarter ended March 31, 2024 to $9.4 million during the same period in 2025.

•

Net Loss: Net loss attributable to common shareholders increased by approximately $1.2 million, from $9.2 million in the quarter ended March 31, 2024 to $10.4 million in the same period in 2025. In addition to the loss from operations:

•

Interest expense decreased by approximately $0.7 million, from $0.6 million for the quarter ended March 31, 2024, to approximately $56,000 income for the same period in 2025, primarily due to changing the accounting of certain debt instruments designated at Fair Value Option (FVO).

•	Non-GAAP Recurring EBITDA: Non-GAAP recurring EBITDA for the first quarters of 2025 and 2024 were a net loss of $9.6 million and $7.5 million, respectively.

	Three Months Ending March 31,
(in thousands)	2025	2024	$ change	% change
	(unaudited)
Net loss attributable to common stockholders	$(10,465)	$(9,226)	1,239	-13%
Adjustments:
Interest expense	(56)	611	667	109%
Property and equipment depreciation	17	17	—	0%
Amortization of intangible assets	463	484	21	4%
Share-based compensation expense	301	581	280	48%
Income taxes	—	—

Non-GAAP EBITDA	(9,740)	(7,533)	2,207	-29%
Gain on extinguishment of debt		(1,245)	(1,245)	100%

Non-GAAP Recurring EBITDA	$(9,740)	$(8,778)	962	-11%

Note Regarding Use of Non-GAAP Measures

The Company supplements its condensed consolidated financial statements presented on a GAAP basis by providing non-GAAP EBITDA and non-GAAP recurring EBITDA, which are considered non-GAAP under applicable SEC rules. Jaguar believes that the disclosure items of these non-GAAP measures provide investors with additional information that reflects the basis upon which Company management assesses and operates the business. These non-GAAP financial measures are not in accordance with GAAP and should not be viewed in isolation or as substitutes for GAAP net sales and GAAP net loss and are not substitutes for, or superior to, measures of financial performance in conformity with GAAP.

The Company defines non-GAAP EBITDA as net loss before interest expense and other expense, depreciation of property and equipment, amortization of intangible assets, share-based compensation expense and provision for or benefit from income taxes. The Company defines non-GAAP Recurring EBITDA as non-GAAP EBITDA adjusted for certain non-recurring revenues and expenses. Company management believes that non-GAAP EBITDA and non-GAAP Recurring EBITDA are meaningful indicators of Jaguar’s performance and provide useful information to investors regarding the Company’s results of operations and financial condition.

Participation Instructions for Webcast

When: Thursday, May 15, 2025 at 4:15 p.m. Eastern

Participant Registration & Access Link: Click Here

Replay Instructions for Webcast

Replay of the webcast on the investor relations section of Jaguar’s website: (click here)

About Crofelemer

Crofelemer is the only oral FDA-approved prescription drug under botanical guidance. It is plant-based, extracted and purified from the red bark sap of the Croton lechleri tree in the Amazon Rainforest. Napo Pharmaceuticals, a Jaguar family company, has established a sustainable harvesting program, under fair trade practices, for crofelemer to ensure a high degree of quality, ecological integrity, and support for Indigenous communities.

About the Jaguar Health Family of Companies

Jaguar Health, Inc. (Jaguar) is a commercial stage pharmaceuticals company focused on developing novel proprietary prescription medicines sustainably derived from plants from rainforest areas for people and animals with gastrointestinal distress, specifically associated with overactive bowel, which includes symptoms such as chronic debilitating diarrhea, urgency, bowel incontinence, and cramping pain. Jaguar family company Napo Pharmaceuticals (Napo) focuses on developing and commercializing human prescription pharmaceuticals for essential supportive care and management of neglected gastrointestinal symptoms across multiple complicated disease states. Napo’s crofelemer is FDA-approved under the brand name Mytesi® for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy. Jaguar family company Napo Therapeutics is an Italian corporation Jaguar established in Milan, Italy in 2021 focused on expanding crofelemer access in Europe and specifically for orphan and/or rare diseases. Jaguar Animal Health is a Jaguar tradename. Magdalena Biosciences, a joint venture formed by Jaguar and Filament Health Corp. that emerged from Jaguar’s Entheogen Therapeutics Initiative (ETI), is focused on developing novel prescription medicines derived from plants for mental health indications.

For more information about:

Jaguar Health, visit https://jaguar.health

Napo Pharmaceuticals, visit www.napopharma.com

Napo Therapeutics, visit napotherapeutics.com

Magdalena Biosciences, visit magdalenabiosciences.com

Visit the Make Cancer Less Shitty patient advocacy program on Bluesky, X, Facebook & Instagram

About Mytesi®

Mytesi (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

See full Prescribing Information at Mytesi.com. Crofelemer, the active ingredient in Mytesi, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

About Gelclair®

INDICATIONS

GELCLAIR® has a mechanical action indicated for the management of pain and relief of pain by adhering to the mucosal surface of the mouth, soothing oral lesions of various etiologies, including oral mucositis/stomatitis (may be caused by chemotherapy or radiation therapy), irritation due to oral surgery, traumatic ulcers caused by braces or ill-fitting dentures, or disease. Also, indicated for diffuse aphthous ulcers.

IMPORTANT SAFETY INFORMATION

•	Do not use GELCLAIR if there is a known or suspected hypersensitivity to any of its ingredients.

•	No adverse effects have been reported in clinical trials, although postmarketing reports have included infrequent complaints of burning sensation in the mouth.

•	If GELCLAIR is swallowed accidentally, no adverse effects are anticipated.

•	If no improvement is seen within 7 days, a physician should be consulted.

You are encouraged to report negative side effects of prescription medical products to the FDA.

Visit www.fda.gov/safety/medwatch, call 1-855-273-0468 or fill-in the form at this link.

Please see full Prescribing Information at:

https://gelclair.com/assets/Gelclair_PI_Decemeber_2021.pdf

Important Safety Information About Canalevia®-CA1

For oral use in dogs only. Not for use in humans. Keep Canalevia-CA1 (crofelemer delayed-release tablets) in a secure location out of reach of children and other animals. Consult a physician in case of accidental ingestion by humans. Do not use in dogs that have a known hypersensitivity to crofelemer. Prior to using Canalevia-CA1, rule out infectious etiologies of diarrhea. Canalevia-CA1 is a conditionally approved drug indicated for the treatment of chemotherapy-induced diarrhea in dogs. The most common adverse reactions included decreased appetite, decreased activity, dehydration, abdominal pain, and vomiting.

Caution: Federal law restricts this drug to use by or on the order of a licensed veterinarian. Use only as directed. It is a violation of Federal law to use this product other than as directed in the labeling. Conditionally approved by FDA pending a full demonstration of effectiveness under application number 141-552.

See full Prescribing Information at Canalevia.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding Jaguar’s expectation that crofelemer has the potential to modify disease progression in patients with intestinal failure due to MVID or short bowel syndrome, Jaguar’s expectation that the Company will meet with the U.S. Food and Drug Administration (FDA) in the second quarter of 2025 regarding the statistically significant results of the OnTarget trial in the prespecified subgroup of patients with breast cancer, Jaguar’s expectation that it will host an investor webcast on May 15, 2025, and the Company’s expectation that additional POC results may be available throughout 2025. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to several risks, uncertainties, and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

hello@jaguar.health

Jaguar-JAGX